Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
GOLDEN GATE CAPITAL TO ACQUIRE MILITARY BOOT MANUFACTURER WELLCO ENTERPRISES, INC.
WAYNESVILLE, NC (FEBRUARY 7, 2007) - Wellco Enterprises, Inc. (AMEX: WLC) announced today a definitive agreement be acquired in an all-cash transaction valued at $14.00 per share by Golden Gate Capital, a San Francisco-based private equity investment firm with over $3.4 billion of capital under management, and Integrity Brands, a Boston based boutique investment firm focused on the consumer brands and specialty retail industries. Wellco is a leading manufacturer of military and rugged footwear, and is among the small number of U.S. footwear manufacturers who supply the U.S. military. Along with the continued guidance of Wellco’s existing management team, this transaction will offer Wellco the flexibility and financial support necessary to continue to grow its military business while pursuing a variety of new growth initiatives.
The agreement has received unanimous approval from a committee of independent directors of Wellco and its Board of Directors. Soles Brower Smith & Co. advised the independent committee and provided it and Wellco’s Board of Directors with a fairness opinion. The parties anticipate closing the transaction in the first half of calendar 2007. The closing is subject to certain customary closing conditions, including receipt of required regulatory approvals and Wellco shareholder approval.
“For over 40 years, Wellco has maintained its strong position as an established and trusted provider of footwear to the U.S. military,” said Jesse Rogers, Managing Director of Golden Gate Capital. “We are looking forward to working with the management team to build upon the company’s historical performance and to support the growth of the business in a number of exciting new directions.”
John Pound, President of Integrity Brands, said, “We believe that Wellco has a great history and a unique and resonant brand, and I look forward to helping to create new success and growth in the business based on that unique brand equity.”
Wellco is known throughout the industry as an innovator in footwear design and manufacturing and for its wide range of high-quality, rugged footwear. Golden Gate Capital’s purchase price of $14.00 per share represents a 33 percent premium to the stock’s most recent closing price.
“We at Wellco are excited about the opportunity to work in partnership with Golden Gate Capital and Integrity Brands to expand Wellco’s reach within the armed forces and beyond,” said Lee Ferguson, Wellco President and Chief Executive Officer. “This transaction provides solid value to Wellco’s shareholders and offers our employees and our community an even stronger Wellco for the future.”

About Wellco Enterprises, Inc.
Wellco Enterprises, Inc. engages in the manufacture and sale of military and other rugged footwear in the United States and internationally. Its products include military combat boots — including the hot weather boot, temperate weather boot, and the anti-personnel mine boot — as well as similar military-style boots for the civilian consumer. The company also sells specialized machinery and materials, and renders technical assistance and other services to licensees for the manufacture of footwear. Wellco sells its products primarily to the U.S. government through the Defense Supply Center of Philadelphia. The company was founded in 1941 and is based in Waynesville, North Carolina. For more information, visit www.wellco.com.
About Golden Gate Capital
Golden Gate Capital is a San Francisco-based private equity investment firm with approximately $3.4 billion of capital under management. The firm is dedicated to partnering with world-class management teams to invest in change-intensive, growth businesses. Golden Gate targets investments in situations where there is a demonstrable opportunity to significantly enhance a company’s value. The principals of Golden Gate Capital have a long and successful history of investing with management partners across a wide range of industries and transaction types. For more information, visit www.goldengatecap.com.
About Integrity Brands
Integrity Brands is a Boston-based investment firm focused exclusively on the consumer brand and retail sectors. The firm invests in firms with compelling brand and product propositions where its principals can add value through applying their knowledge and experience base in the branded retail arena to drive enhanced value. Integrity Brands has been associated with a series of turnaround and growth successes in businesses in areas including apparel, footwear, and accessories. For more information visit www.integrity-brands.com.
Additional Information and Where to Find It
Wellco has agreed to file a proxy statement in connection with the proposed merger and related transactions. The proxy statement will be mailed to the shareholders of Wellco. Wellco’s shareholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about Wellco, the merger and related transactions. Shareholders and other investors may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the “SEC”) at the SEC’s web site at http://www.sec.gov. In addition, shareholders and other investors may obtain free copies of the documents filed with the SEC by Wellco by contacting Tammy Francis at Wellco at 150 Westwood Circle, P.O. Box 188, Waynesville, NC 28786 or by phone during normal business hours at (828) 456-3545.
In addition, Wellco and its officers and directors may be deemed to be participants in the solicitation of proxies from Wellco’s shareholders with respect to the Merger. A description of any interests that Wellco’s officers and directors have in the Merger and related transactions will be available in the proxy statement.

Forward-Looking Statements
This press release may contain “forward-looking statements.” Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will be,” “will likely continue,” “will likely result,” or words or phrases with similar meaning. All of these forward-looking statements are based on estimates and assumptions made by our management that, although we believe to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results, or the timing of the proposed transaction, to differ materially from the forward-looking statements.
For more information please contact:
Joelle A. Kenealey
Coltrin & Associates
650-373-2005
Joelle_Kenealey@Coltrin.com

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